Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-138662
Issuer Free Writing Prospectus, dated March 19, 2007

This Free Writing Prospectus relates only to the Senior Notes of Bunge N.A. Finance L.P. and should only be read together with the Preliminary Prospectus Supplement dated March 19, 2007 relating to the Senior Notes.

Bunge N.A. Finance L.P.

Pricing Term Sheet

Issuer:	Bunge N.A. Finance L.P.

Guarantor:	Bunge Limited

Size:	$250,000,000

Maturity:	April 1, 2017

Coupon:	5.900%

Price:	99.886% of face amount

Yield:	5.915%

Spread to Benchmark Treasury:	1.35%

Benchmark Treasury:	4.625% due February 2017

Benchmark Treasury Price:	100-15

Benchmark Treasury Yield:	4.565%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2007

Settlement:	T+3; March 22, 2007

CUSIP:	120569AA6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.